Pacific Income Advisers, Inc.

Code of Ethics - 2006

Pacific Income Advisers, Inc. (“PIA”) has adopted this Code of Ethics (the “Code”) to specify and control certain types of personal securities and other transactions deemed to create a potential or actual conflict of interest. PIA serves as an investment adviser to the PIA Total Return Bond Fund, PIA BBB Bond Fund, PIA MBS Fund and the PIA Short Term Government Securities Fund (together with such other mutual funds for which PIA serves as investment adviser from time to time, collectively the “PIA Funds”). Every officer, director, employee and Supervised Person (as defined below) of PIA must receive, read and follow these procedures or risk serious sanctions, which may include among other things, dismissal, substantial personal liability and criminal penalties. If you have any questions about these procedures, you should consult Thad Brown, the Chief Compliance Officer (“CCO”) of PIA, who has been designated to administer the provisions of the Code for PIA.

I. BACKGROUND

This Code has been adopted by PIA pursuant to Rule 204A-1 of the Investment Advisers Act of 1940 (“Advisers Act”) and Rule 17j-1 under the Investment Company Act of 1940 (“1940 Act”). Section 206 of the Advisers Act makes it unlawful for investment advisers to engage in fraudulent activity including activity relating to personal securities transactions. Section 17(j) under the 1940 Act make it unlawful for investment advisers and others affiliated with investment companies to engage in fraudulent activity with respect to personal securities transactions. The 1940 Act, Advisers Act and rules thereunder and this Code prohibit certain activities and require reasonable diligence in detecting and preventing violations of this Code, the 1940 Act, the Advisers Act and rules thereunder.

II. FIDUCIARY PRINCIPLES

This Code is based upon fiduciary principles outlined in applicable rules and regulations and the fiduciary responsibilities of PIA to its clients.

All Supervised Persons must comply with applicable Federal Securities Laws, as that term is defined below.

PIA and all Supervised Persons, as defined below, of PIA must place their advisory clients’ interests, including the PIA Funds, first and foremost.

It is unlawful for any Supervised Person, in connection with the purchase or sale, directly or indirectly, by the person of a Reportable Security Held or to be Acquired by the PIA Funds:

A.	To employ any device, scheme or artifice to defraud the PIA Funds;

B.
To make any untrue statement of a material fact to the PIA Funds or omit to state a material fact necessary in order to make the statements made to the PIA Funds, in light of the circumstances under which they are made, not misleading;

C.	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the PIA Funds; or

D.	To engage in any manipulative practice with respect to the PIA Funds.

Among PIA’s fiduciary duties is the responsibility to make sure that Supervised Persons conduct their personal investments and transactions in a manner that does not conflict or appear to conflict with any client or PIA Funds’ investments or transactions or take advantage of PIA’s relationship to its clients and the PIA Funds. All PIA Supervised Persons must avoid any actual or potential conflicts of interests between their personal interests and the interests of the PIA Funds and the advisory clients of PIA.

If any person covered by this Code becomes aware of any violation(s) or potential violation(s) of any of the provisions of this Code, you have an affirmative obligation to report such violation(s) or potential violation(s) promptly to the CCO or by calling the PIA “Whistleblower Hotline” as discussed below. Failure to report any violation(s) of this Code that you are aware of in a prompt manner will be considered itself a violation of the Code and subject to possible sanctions. In the event that a matter implicates the CCO, notice of the violation may be provided to the PIA Board of Directors.

Any person wishing to report any violation(s) or potential violation(s) of any of the provisions of this Code may also do so by calling PIA’s “Whistleblower Hotline,” at 866-885-6905 (toll free). PIA’s “Whistleblower Hotline” is a resource for reporting suspected unethical or illegal activity regarding PIA’s Code of Ethics and compliance policies. Although bringing issues to PIA’s management’s attention is often the best approach, there are a number of situations where such an approach may not be feasible. For that reason, the Hotline is administered live by an outside firm that can handle calls anonymously as necessary. Please do not hesitate to call PIA's Hotline at 866-885-6905 (toll free) if you have concerns about suspected unethical or illegal activity at PIA.

III. DEFINITIONS

A.
“Account” means accounts of any employee of PIA and includes accounts of spouses, children, trusts and custodial accounts or other accounts in which the employee has a direct or indirect Beneficial Ownership interest or exercises investment discretion. PIA’s employees may maintain personal investment accounts and engage in personal Securities transactions in brokerage or bank accounts identified and reported to PIA. PIA’s employees are encouraged to open and maintain any personal accounts with PIA’s affiliated broker-dealer, Syndicated Capital, Inc. No employee may engage in personal investments in any account(s), which are not identified and reported to PIA.

B.
A “Reportable Security Held or to be Acquired by the PIA Funds” means (i) any Reportable Security which, within the most recent 15 days is or has been held by the PIA Funds or is being or has been considered by the PIA Funds or PIA for purchase by the PIA Funds or (ii) any option to purchase or sell, and any Security convertible into or exchangeable for, a Reportable Security described in Section III.B.(i) above.

C.
“Beneficial Ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 (“Exchange Act”) in determining whether a person is the beneficial owner of a Security for purposes of Section 16 of the Exchange Act, and the rules and regulation thereunder and generally requires a direct or indirect pecuniary interest i.e., the opportunity to profit directly or indirectly from a Securities transaction.

D.	“Control” has the same meaning as that set forth in Section 20 of the Exchange Act.

E.	“Disinterested Director” means any director of the PIA Funds who is not an “interested person” as that term is defined in Section 2(a)(19) of the 1940 Act.

F.
“ETF” means an exchange-traded fund, whether organized in the form of an open-end Fund, a unit investment trust, a grantor trust issuing holding company depositary receipts or in other forms; by way of example, an ETF could include the Nasdaq-100 Trust, Series 1.

G.
“Federal Securities Laws” means the Securities Act of 1933, the Exchange Act, the Sarbanes-Oxley Act of 2002, the 1940 Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Securities and Exchange Commission (“SEC”) under any of these statutes, the Bank Secrecy Act as it applies to mutual Funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

H.	“Fund” means an investment company registered under the 1940 Act.

I.
“Initial Public Offering” or “IPO” means an offering of Securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act.

J.
A “Limited Offering” means an offering, such as investments in private placements, hedge funds, etc., that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) thereof or pursuant to Rule 504, Rule 505 or Rule 506 thereunder.

K.	“Narrow-Based Security Index” shall have the meaning given such term in Section 3(a)(55)(B) of the Securities Exchange Act of 1934, as amended.

L.
“New Issue” means any IPO of an equity Security as defined in Section 3(a)(11) of the Exchange Act made pursuant to a registration statement or offering circular unless exempted by NASD Rule 2790 from the definition of New Issue.

M.
“Reportable Fund” means: (i) any Fund for which PIA serves as an investment adviser as defined in Section 2(a)(20) of the 1940 Act; or (ii) any Fund whose investment adviser or principal underwriter controls PIA, is controlled by PIA, or is under common control of PIA. For purpose of this section, “control” has the same meaning as it does in Section 2(a)(9) of the 1940 Act. (Generally, this means the PIA Funds)

N.
“Reportable Security” means any Security with the exception of: (i) direct obligations of the Government of the United States; (ii) banker’s acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (iii) shares issued by money market Funds; and (iv) shares issued by open-end Funds, other than Reportable Funds.

O.
“Security” means any note, stock, treasury stock, Security Future, bond, debenture, shares issued by an open-end, closed-end or other Fund, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option (including any employee stock option), shares issued pursuant to employee restricted stock agreements, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security", or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing; without limiting the generality of the foregoing, the term “Security” shall not include such futures contracts and options on futures contracts that are not subject to regulation under the Federal Securities Laws.

P.
“Security Future” means a contract of sale for future delivery of a single security or of a Narrow-Based Security Index, including any interest therein or based on the value thereof, subject to such exclusions set forth in the definition of “Security Future” in Section 3(a)(55)(A) of the Securities Exchange Act of 1934, as amended.

Q.
“Short-Term Fund or ETF Trade” means any direct or indirect purchase and subsequent sale or sale and subsequent purchase of any shares issued by Funds (other than money market Funds) or ETFs within 30 or fewer calendar days of the initial purchase or initial sale transaction, as the case may be.

R.
“Supervised Person” is any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of PIA; in addition, any other person who provides investment advice on behalf of PIA and is subject to the supervision and control of PIA.

IV.	PRE-CLEARANCE REQUIREMENT FOR CERTAIN SECURITIES TRANSACTIONS AND PROHIBITED SECURITIES TRANSACTIONS

A.	Supervised Persons must obtain approval pursuant to the pre-clearance procedures in Section IV.D. prior to engaging in the following transactions in their Accounts:

1.	The direct or indirect disposition of Beneficial Ownership in corporate bond investments;

2.	The direct or indirect disposition of Beneficial Ownership in mortgage-backed Securities;

3.
Except as provided in Sections IV.A.3.(a)-(e) and IV.A.5 below, the direct or indirect acquisition (if not prohibited under Section IV.B.5) or disposition of Beneficial Ownership in equity Securities, including, without limitation, stocks, preferred stocks and stock options, provided that the direct or indirect acquisition or disposition of Beneficial Ownership in the following shall not be subject to pre-clearance procedures;

(a)
options and rights to acquire shares of Common Stock of Anworth Mortgage Asset Corporation, a publicly traded real estate investment trust affiliated with PIA (“Anworth”), granted pursuant to registered equity compensation plans in effect from time to time (including those granted or issued pursuant to stock option or restricted stock agreements authorized by such plans) and the vesting of additional options or rights thereunder from time to time, provided, however, the (i) acquisition of shares of Common Stock of Anworth pursuant to the exercise of options or otherwise, and (ii) the disposition of shares of Common Stock of Anworth shall be subject to pre-clearance procedures;

(b)	shares issued by closed-end Funds.

(c)	shares issued by ETFs.

(d) shares issued by money market Funds.

(e) shares issued by open-end Funds (other than Reportable Funds, which are subject to pre-clearance procedures).

4.
The direct or indirect acquisition of Beneficial Ownership in any Securities in a Limited Offering or private placement, including hedge funds, private equity offerings, and limited partnership interests, among others; and

5.
Any short term transaction in a Reportable Security (other than shares issued by an ETF; short term transactions in ETFs that comply with the requirements of Section IV.B.1 and other applicable prohibitions set forth in this Code shall be permitted). “Short term transaction” means for purposes of the requirement to obtain pre-clearance under this Section IV.A.5 and Section IV.D, the direct or indirect purchase and then sale or sale and then purchase of any Reportable Security (other than shares issued by an ETF) within 30 days. For the avoidance of doubt, any and all short term transactions in any Security, regardless of whether or not pre-clearance would be required to be obtained in such Security, must not violate any applicable prohibitions set forth in this Code, including, without limitation, the requirements of Section IV.B.1.

B.
Unless authorized in writing by the Chief Investment Officer (the “CIO”) (or in the absence of the CIO or with respect to any transaction involving the CIO, unless authorized in writing by the CCO) in unusual circumstances upon a determination by the CIO (or the CCO) in consideration of relevant and appropriate factors that a proposed transaction in an Account is not likely to materially adversely affect any client’s interests and will not violate Federal Securities Laws, Supervised Persons are prohibited from engaging in the transactions in their Accounts described below in Sections IV.B.1-6. The procedures for obtaining authorization to engage in a prohibited transaction described below are the same as those procedures required to be followed for pre-clearance of transactions set forth in Section IV.D. hereof, except that requests will be directed to, and responses furnished by, the CIO (or the CCO) as provided in the preceding sentence. Any and all determinations made by the CIO (or the CCO) in response to requests made under this Section IV.B, and the factors that formed the basis of the conclusions reached, shall be documented and retained in PIA’s records.

1.	Mutual Fund Late Trading/Market Timing in Funds and ETFs

Most Funds, including most mutual funds and the PIA Funds in particular, are not offered as short-term investments. PIA prohibits any Supervised Person from (i) engaging in or assisting any late trading activities in any mutual fund, or (ii) engaging in any market timing activities in any Fund (including mutual funds) or an ETF that are contrary to that Fund’s or ETF’s express policies (if any) regarding market timing activities and frequent purchases and redemptions of their shares as such policies are set forth in that Fund’s or ETF’s current prospectus and statement of additional information or other offering document filed with the SEC (“SEC Filing”). PIA’s policy covers all Supervised Persons or Supervised Person-related Accounts, except for frequent transactions in money market Funds. Late trading means a mutual Fund order is received and processed after the mutual Fund’s trading deadline. Market timing means the purchase and sale of Securities within a short period of time (including any purchases and subsequent sales or sales and subsequent purchases within 30 days or less) seeking to capture short-term profits resulting from market volatility or any other factor(s).

2.	Initial Public Offerings

No Supervised Person is allowed to buy or participate in any Initial Public Offering or New Issue.

3.	The direct or indirect acquisition of Beneficial Ownership in corporate bond investments.

4.	The direct or indirect acquisition of Beneficial Ownership in mortgage-backed Securities.

5.
The direct or indirect acquisition of Beneficial Ownership in equity Securities, including, without limitation, stocks, preferred stocks and stock options, other than (1) shares of Common Stock or options and rights to acquire shares of Common Stock, including any securities which may be issued pursuant to registered equity compensation plans in effect from time to time (such as those issued pursuant to stock option or restricted stock agreements authorized by such plans) of Anworth, (2) shares of closed-end Funds, (3) shares issued by ETFs, (4) shares issued by money market Funds, (5) and shares issued by open-end Funds, the direct or indirect acquisition of Beneficial Ownership of any of which shall not be prohibited under this Code;

6.
The direct or indirect acquisition or disposition of Beneficial Ownership in a Security when the Supervised Person knows that the PIA Funds are planning a transaction in the same Security (a practice known as “front-running”). The practice of trading on the basis of the anticipated market effect of trades for client accounts, which is known as “front-running,” is a violation of the Federal Securities Laws.

C.
Any transaction in any Security which does not require pre-clearance pursuant to Section IV.A. or is not prohibited pursuant to Section IV.B. is exempted from pre-clearance and is therefore not subject to the pre-clearance requirement found in Section IV.D.

D.	A Supervised Person may not directly or indirectly, engage in the transactions requiring pre-clearance as stated in Section IV.A. except as provided in the following pre-clearance procedures:

1.
Each Supervised Person must request approval from the CCO or his designee by fax or email prior to placing the trade with his or her broker. The Supervised Person must include in the request at a minimum the date of the requested transaction, the title and the number of shares of the Security, and the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition). The CCO or his designee will decide if the purchase or sale would violate the fiduciary duties of either PIA or the PIA Funds or applicable rules and regulations and will notify the Supervised Person by email as to whether the trade is approved.

2.
In making a request for pre-clearance, each Supervised Person shall identify any factors of which he or she is aware which are potentially relevant to a conflict of interest analysis, if any. The CCO or his designee may request that the prospective purchaser provide additional information in order to determine if the transaction is potentially harmful to PIA or a client of PIA, including the PIA Funds.

3.	The CCO must not have rescinded the approval prior to the execution of the trade.

4.	The trade must be executed within three (3) business days of the Supervised Person obtaining the approval.

5.
For Securities transactions involving the CCO, the Chief Investment Officer or his designee will, at his discretion and pursuant to the pre-clearance procedures of this Code, pre-clear the transactions of the CCO.

V. REPORTING

Every Supervised Person of PIA must provide initial and periodic reports to the CCO that contain the information described below. All reports are to be filed with PIA’s CCO. It is PIA’s policy that each Supervised Person must arrange, if possible, for their brokerage firm(s) to send automatic duplicate Account statements to the following persons:

Chief Compliance Officer
Pacific Income Advisers, Inc.
1299 Ocean Avenue, Suite 200
Santa Monica, CA 90401

The initial, quarterly and annual reporting requirements, described below, may be conveniently satisfied through PIA’s requirement that all Supervised Persons arrange for automatic duplicate Account statements to be sent by each brokerage firm for all Supervised Persons’ personal Accounts including related Accounts, or, in the case of options and rights to acquire shares of Common Stock of Anworth granted pursuant to registered equity compensation plans in effect from time to time (including those granted or issued pursuant to stock option or restricted stock agreements authorized by such plans), duplicate copies of such stock option or restricted stock agreements executed by the Supervised Person to be sent by Anworth for all Supervised Persons’ personal Accounts including related Accounts, provided that the delivery of any and all reports relating to the exercise of any rights under any such agreement shall be delivered by the Supervised Person (and not Anworth). The Account statements (or executed stock option or restricted stock agreements) must be received by the CCO within the time period for which the report it is replacing was to be submitted to the CCO. In the event that a duplicate Account statement (or executed stock option or restricted stock agreement) does not contain all of the reporting information required for quarterly reports under Section V.B. of this Code, it is PIA’s policy that Supervised Persons arrange for their trade confirmations to be provided to the CCO or his designee if such trade confirmations supplement the missing required information. Trade confirmations may not be used to supplement missing required information for the initial and annual holdings reports in the event that a duplicate Account statement (or executed stock option or restricted stock agreement) does not contain all the reporting information required under Section V.A. and Section V.C. of this Code.

If the Account statements (or executed stock option or restricted stock agreements) do not contain all of the information required to be found in an initial and annual holdings report, then the Supervised Person must submit an actual report containing all of the required information as described below. If the trade confirmations and Account statements (or executed stock option or restricted stock agreements) together do not contain all of the information required to be found in a quarterly report, then the Supervised Person must submit an actual report containing all the required information as described below

Employees who do not have brokerage Accounts and have no investment transactions must submit a quarterly report no later than thirty (30) days after the end of each calendar quarter and period, to report and confirm that no personal Securities transactions have occurred and that no personal Accounts have been opened or investments made during the quarter.

A.	Initial Holdings Reports

Every Supervised Person shall, no later than ten (10) days after the person becomes a Supervised Person and no later than ten (10) days after opening any new brokerage or investment Accounts, file an initial holdings report current within 45 days prior to the date the person became a Supervised Person containing the following information:

1.
The title, number of shares (for equity Securities) and principal amount (for debt Securities) of each Reportable Security in which the Supervised Person had any direct or indirect Beneficial Ownership when the person becomes a Supervised Person;

2.	The date that the report is submitted by the Supervised Person.

B.	Quarterly Transaction Reports

1.
Every Supervised Person must, no later than thirty (30) days after the end of a calendar quarter, file a completed quarterly report setting forth (i) any transactions during the quarter in a Reportable Security, and (ii) any Short-Term Fund or ETF Trades during the quarter, in which the Supervised Person had any direct or indirect Beneficial Ownership and containing the following information:

a)	The date of the transaction, the title and the number of shares, and the principal amount of each Security involved;

b)	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

c)	The price of the Reportable Security or Short-Term Fund or ETF Trade at which the transaction was effected;

d)	The name of the broker, dealer or bank with or through whom the transaction was effected;

e)	The date that the report is submitted by the Supervised Person; and

f)
With respect to any Short-Term Fund or ETF Trades that occurred during the quarter, (i) an executed certification of the Supervised Person that he or she fully complied with all provisions of this Code applicable to such trade, including, without limitation, the requirements of Section IV.B.1, and (ii) a copy of the current SEC Filing of each underlying Fund or ETF, as the case may be, which shall clearly identify the stated policies of the Fund or ETF, if any, regarding market timing activities and frequent purchases and redemptions of their shares, or, if no such polices are stated, an affirmative statement by the Supervised Person that no such policies are contained in the accompanied SEC Filing.

2.
With respect to any existing and/or new Account established by the Supervised Person in which any Reportable Securities were held or any Short-Term Fund or ETF Trades were made, during the quarter for the direct or indirect benefit of the Supervised Person:

a)	The name of the broker, dealer or bank with whom the Supervised Person established the Account;

b)	The date the Account was established; and

c)	The date that the report is submitted by the Supervised Person.

C.	Annual Holdings Report

Every Supervised Person shall, no later than January 31st each year, file a completed annual holdings report containing the following information current as of the preceding December 31:

1.	The title, number of shares and principal amount of each Reportable Security in which the Supervised Person had any direct or indirect Beneficial Ownership;

2.	The name of any broker, dealer or bank with whom the Supervised Person maintains an Account in which any Securities are held for the direct or indirect benefit of the Supervised Person; and

3.	The date that the report is submitted by the Supervised Person.

Any reports filed for this Code may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect Beneficial Ownership in the Security to which the report relates.

D.	Review of Holdings Reports

1.
The CCO or his designee will send periodic e-mails to Supervised Persons at or near the end of a reporting period reminding them to file their quarterly or annual transaction reports in a timely fashion in compliance with this Code. The CCO, at his discretion, may impose sanctions against those Supervised Persons who do not file completed transaction reports in a timely fashion.

2.
The CCO or his designee will review all reports required under this Code to ensure that they are complete and timely filed. The CCO or his designee must maintain records, in accordance with Section IX.A.3. below, of any instances in which a supervised person failed to file timely or complete reports required by Section V. Any transactions for any personal or related Accounts of and any reports filed by the CCO will be reviewed and approved by the Chief Investment Officer.

3.
The CCO or his designee shall at least annually identify all Supervised Persons who are required to file reports pursuant to this Code and will inform such Supervised Persons of their reporting obligations.

E.	Exceptions to Reporting Requirements

A Supervised Person need not make a report with respect to transactions effected for, and Reportable Securities held in, any Account over which the person has no direct or indirect influence or control.

F.	Initial and Annual Certification

All Supervised Persons are required to read and retain this Code and to sign and return the attached Acknowledgement Form to the CCO upon commencement of employment or other services, and once each calendar year thereafter. Each Supervised Person must acknowledge that he or she has:

1.	Received, read, understands and agrees to abide by this Code and the Insider Trading Policy;

2.	Complied with all requirements of this Code and the Insider Trading Policy; and

3.	Reported all Accounts, holdings and transactions as required by this Code.

VI.	SANCTIONS

Upon discovering a violation of this Code, including the failure of a Supervised Person to submit a holdings or transaction report in a timely manner, the CIO may impose such sanctions as he deems appropriate, which may include, among other things, a letter of censure or reprimand in the Supervised Person’s employment file, fine, disgorgement of profits, suspension or termination. An annual report to the board of directors of the PIA Funds (“PIA Funds’ Board of Directors”) will be made regarding any material violations of this Code.

VII.	CFA INSTITUTE CODE OF ETHICS

PIA as well as each Supervised Person of PIA who holds a CFA designation and candidates for the CFA designation acknowledge their responsibilities under the CFA Institute Code of Ethics through the Annual Holdings Report.

VIII. REVIEW BY THE PIA FUNDS’ BOARD OF DIRECTORS

A.
PIA must obtain approval from the PIA Funds’ Board of Directors, including a majority of Disinterested Directors, for the Code and any material changes to the Code. The CCO must certify to the PIA Funds’ Board of Directors before they approve the Code or any amendment to the Code that PIA has adopted procedures reasonably necessary to prevent Supervised Persons from violating the Code. PIA must obtain the PIA Funds’ Board of Directors approval for a material change to the Code no later than six months after adoption of the material change.

B.	No less frequently than annually, the CCO or his designee must furnish to the PIA Funds’ Board of Directors a written report that:

1.
Describes any issues arising under the Code since the last report to the PIA Funds’ Board of Directors, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and

2.	Certifies that PIA has adopted procedures reasonably necessary to prevent Supervised Persons from violating the Code.

IX. RECORD KEEPING

A.	The CCO or his designee shall maintain copies of the following records for a minimum of five years within PIA’s offices in an easily accessible place:

1.	All Codes of Ethics for five years after the last date they were in effect.

2.	Records of violations of this Code and actions taken as a result of violations.

3.	Records reflecting any instances of when any supervised person(s) failed to file complete and timely reports required in Section V. above.

4.	Copies of each Supervised Person’s written acknowledgments described in Section V.F above.

5.
The names of each Supervised Person, including every person who was a Supervised Person at any time within the prior five years and the names of each person responsible for reviewing Supervised Person reports, including the names of any such persons who held such responsibility within the prior five years.

6.	The holdings and transaction reports provided by Supervised Persons including information provided in lieu of reports for five years after the end of the fiscal year in which the reports were made.

7.
Records of decisions approving or disapproving of personal Securities transactions as required by Section IV.A.3. above and the reasons supporting the decision to approve the acquisition of such Securities.

8.	Copies of recommended changes to this Code.

9.	Copies of each report described in Section VIII.B above.

______________________

ACKNOWLEDGEMENT

I hereby certify that I have received, read and understand the Code of Ethics and the Insider Trading Policy and that I understand their provisions apply to me. I hereby certify that I have asked any and all questions necessary to understand the Code of Ethics and the Insider Trading Policy and I have received satisfactory answers to my questions. Furthermore, I agree that I will comply with the Code of Ethics and Insider Trading Policy and will disclose or report all applicable Accounts, holdings and transactions required thereunder. I agree that I have complied with the Code of Ethics and Insider Trading Policy during such time as I have been associated with Pacific Income Advisers. I also understand that any violation of these legal requirements, policies and procedures may subject me to dismissal and civil or criminal penalties. If I become aware of any violation(s) or potential violation(s) of any of the provisions of this Code of Ethics, I will report such violation(s) or potential violation(s) promptly to the Chief Compliance Officer of Pacific Income Advisers.

SIGNATURE	DATE

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